Severance Agreement between China Linen and Shaofeng Qi

Party A: Shaofeng Qi

Party B: China Linen Textile Industry, Ltd.

The Parties hereto have reached the following agreement in connection with Shaofeng Qi’s decision on terminating his job responsibilities with Party B:

-	Party A will officially terminate his employment relationship with Party B from September 1, 2010;

-	Party B agrees to pay Party A the before-tax salary for September 2010;

-	Party B agrees to issue 30,000 restricted shares to Party A within one month of completion of the private financing;

-	Party A will act as Party B’s advisor to cooperate with the latter to complete the private financing and the work relating to future up-listing and public offering.

This Supplementary Agreement is made in three copies, with each Party holding one, upon affixation of signatures to, and effectiveness of, the same, and the Company’s counsel holding the third copy.

Party A: Shaofeng Qi

(signature Shaofeng Qi)

August 28, 2010

Party B: China Linen Textile Industry, Ltd. (CEO & Chairman)

(signature of Ren Gao)

August 28, 2010